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                                                                      EXHIBIT 11


                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION


                                               Three Months Ended          Nine Months Ended
                                                  September 30               September 30,
                                           --------------------------  --------------------------
                                               1996          1995         1996           1995
                                           -------------  -----------  -----------    -----------
                                                                   (Unaudited)
PRIMARY SHARES

Common shares outstanding - end of period    20,186,351    20,025,013   20,186,351     20,025,013

Weighted average common shares
  outstanding                                20,183,661    19,999,651   20,134,707     19,922,201

Weighted average common stock options
  outstanding                                   144,040       140,654      145,726        106,785

Preferred stock considered a common
  stock equivalent                              599,985       599,985      599,985        468,877
                                           ------------   -----------  -----------    -----------
Total primary shares                         20,927,686    20,740,290   20,880,418     20,497,863
                                           ============   ===========  ===========    ===========
FULLY DILUTED SHARES

Weighted average common shares
  outstanding                                20,183,661    19,999,651   20,134,707     19,922,201

Weighted average common stock options
  outstanding                                   171,368       170,159      154,854        125,405

Preferred stock considered a common
  stock equivalent                              599,985       599,985      599,985        468,877

Assumed conversion of redeemable
  preferred stock not considered a common
  stock equivalent                            1,262,033     1,264,692    1,261,782      1,265,516
                                           ------------   -----------  -----------    -----------
Total fully diluted shares                   22,217,047    22,034,487   22,151,328     21,781,999
                                           ============   ===========  ===========    ===========

NET INCOME                                 $(10,820,000)  $15,218,000  $19,535,000    $41,161,000

Preferred stock dividends on redeemable
  preferred stock                          $    663,000   $   665,000  $ 1,989,000    $ 1,995,000
                                           ------------   -----------  -----------    -----------
Net income available to common shares      $(11,483,000)  $14,553,000  $17,546,000    $39,166,000
                                           ============   ===========  ===========    ===========
Primary earnings per share (net income
  available to common shares divided by
  total primary shares)                    $      (0.55)  $      0.70  $      0.84    $      1.91
                                           ============   ===========  ===========    ===========
Fully diluted earnings per share (net
  income divided by total fully diluted
  shares)                                  $      (0.49)  $      0.69  $      0.88    $      1.89
                                           ============   ===========  ===========    ===========

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